July 5,  2000

Dear  Shareholders:

We have opened our new branch office in Cheyenne, Wyoming, and the office is doing very well, especially in terms of bringing in new deposits and building a base of new customers for our Bank in Cheyenne. Our new staff, led by Tom Bass, Branch President, has done an excellent job in getting the new branch started.

This is our third office and places our Bank in the largest banking market in the State of Wyoming. Management expects that the Cheyenne office will make an important positive contribution to our Bank in the future. As expected, the start up costs and ongoing new costs of this office are having a significant impact on the bottom line of the Bank. We wanted to take this opportunity to let you know about a significant decrease in earnings before our second quarter earnings release. Our projections estimate that this significant drop in earnings will be felt especially this year and will last until the revenue at the branch can support the costs. We project the branch losses to continue for a little over two years. The earnings drop should not affect our ability to continue to pay our quarterly cash dividend through this two year period.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of Tri-County Bancorp, Inc. following the opening of its branch office in Cheyenne. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Tri-County does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

We appreciate your continued support and loyalty and look forward to serving you as both a stockholder of Tri-County Bancorp, Inc. and in may cases, a customer of Tri-County Bank. Sincerely, Robert L. Savage President and CEO